Exhibit 99.1
RingCentral Announces Fourth Quarter and Fiscal Year 2023 Results
Total ARR up 11% to $2.33 billion
Enterprise ARR up 13% to over $1 billion
Record quarterly net cash provided by operating activities of $114 million

Belmont, Calif. – February 20, 2024 – RingCentral, Inc. (NYSE:RNG), a leading provider of AI-driven cloud business communications, contact center, video and hybrid event solutions, today announced financial results for the fourth quarter and fiscal year ended December 31, 2023.
Fourth Quarter Financial Highlights
•Total revenue increased 9% year over year to $571 million
•Subscriptions revenue increased 9% year over year to $547 million
•Annualized Exit Monthly Recurring Subscriptions (ARR) increased 11% year over year to $2.329 billion
•Mid-market and Enterprise ARR increased 12% year over year to $1.458 billion
•Enterprise ARR increased 13% year over year to $1.005 billion
•GAAP operating margin of (7.9)%, compared to (48.7)% in the prior year
•Non-GAAP operating margin of 20.5%, up 650 basis points year-over-year
"We ended the year on a strong note," said Vlad Shmunis, RingCentral's founder and CEO. "The solid traction we are seeing with our new products demonstrates the progress we are making in becoming an AI-first, multi-product company as we deliver on our strategy of delivering durable, profitable growth"
"We delivered another quarter of record operating margin and free cash flow, which were above our outlook," said Sonalee Parekh, RingCentral's CFO. "We are just beginning to realize the full cash flow potential of our business, with continuing efforts to improve our efficiency and productivity, while investing for growth."
Financial Results for the Fourth Quarter 2023
•Revenue: Total revenue was $571 million for the fourth quarter of 2023, up from $525 million in the fourth quarter of 2022, representing 9% growth. Adjusted for constant currency, total revenue rose 8%. Subscriptions revenue of $547 million increased 9% year over year and accounted for 96% of total revenue. Adjusted for constant currency, subscriptions revenue rose 9%.
•Operating Income (Loss): GAAP operating loss was ($45) million, compared to ($256) million in the same period last year. Non-GAAP operating income was $117 million, or 20.5% of total revenue, compared to $73 million, or 14.0% of total revenue, in the same period last year.
•Adjusted EBITDA: Adjusted EBITDA was $138 million, or 24.2% of total revenue, compared to $93 million, or 17.7% of total revenue, in the same period last year.
•Net Income (Loss) Per Share: GAAP net loss per share was ($0.50), compared to ($2.97) in the same period last year. Diluted non-GAAP net income per share was $0.86, compared to $0.60 per share in the same period last year. The fourth quarters of 2023 and 2022 reflected a 22.5% non-GAAP tax rate.

•Cash Flow: Net cash provided by operating activities for the fourth quarter of 2023 was a record $114 million, or 19.9% of total revenue, compared to $39 million, or 7.5% of total revenue, for the fourth quarter of 2022. Adjusted, unlevered free cash flow for the fourth quarter of 2023 was a record $97 million, or 17.0% of total revenue, compared to $0.4 million, or 0.1% of total revenue, for the fourth quarter of 2022.
•Cash and Cash Equivalents: Total cash and cash equivalents at the end of the fourth quarter of 2023 was $222 million. This compares to $432 million at the end of the third quarter of 2023. Our cash balance reflects approximately $240 million paid in the fourth quarter of 2023 to repurchase a portion of our 2025 convertible notes. The Company also repurchased over $60 million in shares during the fourth quarter of 2023 under the plans authorized in May and November of 2023.
Financial Results for the Full Year 2023
•Revenue: Total revenue was $2.202 billion for 2023, up from $1.988 billion in 2022, representing 11% growth. Adjusted for constant currency, total revenue rose 11%. Subscriptions revenue of $2.100 billion increased 11% and accounted for over 95% of total revenue. Adjusted for constant currency, subscriptions revenue rose 11%.
•Operating Income (Loss): GAAP operating loss was ($199) million, compared to ($649) million in 2022. Non-GAAP operating income was $420 million, or 19.1% of total revenue, compared to $246 million, or 12.4% of total revenue, in 2022.
•Adjusted EBITDA: Adjusted EBITDA for 2023 was $503 million, or 22.8% of total revenue, compared to $318 million, or 16.0% of total revenue, for 2022.
•Net Income (Loss) Per Share: GAAP net loss per share was ($1.74), compared to ($9.23) in 2022. Diluted non-GAAP net income per share was $3.23, compared to $1.99 per share in 2022. Both fiscal year 2023 and 2022 reflected a 22.5% non-GAAP tax rate.
•Cash Flow: Net cash provided by operating activities for 2023 was a record $400 million, or 18.1% of total revenue, compared to $191 million, or 9.6% of total revenue, for 2022. Adjusted, unlevered free cash flow for 2023 was a record $325 million, or 14.8% of total revenue, compared to $103 million, or 5.2% of total revenue, for 2022.
Additional Highlights
•Named a leader in the 2023 Gartner® Magic Quadrant™ for Unified Communications as a Service, Worldwide Report for ninth year in a row. The 2023 Gartner Critical Capabilities for UCaaS report, which accompanies the Magic Quadrant report, also ranked RingCentral #1 in three out of the six product or service use case categories ranking: #1 for UC with Integrated Contact Center Use Case; #1 for Midsize Enterprise Use Case; and #1 for Telephony Centric/Heavy Organizations Use Case.
•Announced the general availability of RingCX™, a native, AI-first contact center with new capabilities powered by its RingSense™ AI platform. Integrated with RingCentral MVP™, RingCX offers a disruptive combination of product, packaging, and pricing.
•Announced the global availability of RingCentral Events™, an all-in-one solution for virtual, onsite, and hybrid event needs. Formerly Hopin Events, RingCentral Events is designed to be immersive and personalized, enabling businesses to provide engaging experiences that take events to the next level.
•Announced a unified patient care solution for healthcare organizations worldwide. New integrations with Electronic Health Record (EHR) providers, including industry titans Epic, Cerner, and AllScripts, combined with RingCentral’s AI-powered communications suite bridge gaps in the patient engagement journey and simplify workflows. Powered by a new partnership with patient engagement software platform SpinSci, these EHR integrations ensure optimal and secure patient experiences, improved documentation, and reduced administrative burden.
•Highlighted that healthcare organizations are adopting RingCentral for Healthcare solution for its trusted reputation in delivering consistent 99.999% reliability, innovative products, and an industry-leading open platform with rich APIs, plus security and privacy by design standards, and various certifications such as HIPAA and HITRUST. Over the past 18 months, RingCentral has added more than 500 new healthcare customers across small, midsize, and large enterprise segments.
•Announced that Ned Segal has been elected to the Company’s Board of Directors, effective as of the Company’s 2023 Annual Meeting of Shareholders which was held on December 29, 2023. Segal has also been named a member of both the audit committee and nominating and corporate governance committee of the Company’s Board of Directors. Ned is a seasoned executive with more than 25 years of technology, finance and capital markets experience including at Twitter, Intuit and Goldman Sachs.
•Announced that Prat Bhatt has been appointed to the Company’s Board of Directors, effective March 1, 2024. Bhatt has been named a member of the Board’s audit committee. Prat is an accomplished technology industry veteran and financial expert, having served as the Chief Accounting Officer at Cisco Systems for over twenty years. Additionally, Allan Thygesen, who has served on the Board for nine years, will be transitioning off in the second quarter of 2024 to focus on his other commitments.
•Announced that it paid approximately $240 million to repurchase approximately $253 million aggregate principal amount of the 2025 Convertible Notes, using the proceeds received from the Company’s previously announced issuance of its 8.500% Senior Notes due 2030 (the “2030 Notes”). Following the closing of the Note Repurchases, approximately $161 million aggregate principal amount of the 2025 Convertible Notes remains outstanding.
Financial Outlook
Full Year 2024 Guidance:
•Subscriptions revenue range of $2.260 to $2.285 billion, representing annual growth of 8% to 9%.
•Total revenue range of $2.370 to $2.395 billion, representing annual growth of 8% to 9%.
•GAAP operating margin range of (1.7%) to (0.9%).
•Non-GAAP operating margin of 21.0%.
•Non-GAAP tax rate assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.
•Non-GAAP EPS range of $3.50 to $3.58 based on 99.0 to 98.0 million fully diluted shares.
•Share-based compensation range of $380 to $390 million.
•Amortization of acquisition intangibles of $140 million.
•Restructuring costs range of $5 to $7 million.
•Adjusted, unlevered free cash flow margin of 17.5%, or an implied range of approximately $415 to $420 million.
First Quarter 2024 Guidance:
•Subscriptions revenue range of $550 to $555 million, representing annual growth of 8% to 9%.
•Total revenue range of $575 to $580 million, representing annual growth of 8% to 9%.
•GAAP operating margin range of (5.2%) to (4.3%).
•Non-GAAP operating margin of 19.5%.
•Non-GAAP tax rate assumed to be 22.5%. No material cash taxes expected given net operating loss carryforwards.
•Non-GAAP EPS of $0.79 to $0.80 based on 97.0 to 96.5 million fully diluted shares.
•Share-based compensation range of $98 to $100 million.
•Amortization of acquisition intangibles of $35 million.
•Restructuring costs range of $5 to $7 million.
For a reconciliation of our forecasted non-GAAP operating margin, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to its respective forecasted GAAP measure because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss), gain (loss) associated with investments, gain (loss) on early debt conversions, and provision (benefit) from income taxes, which could be significant reconciling items between the non-GAAP and respective GAAP measures. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the U.S. Dollar, which is difficult to predict and subject to constant change. We do not provide guidance on gain (loss) associated with investments as it is based on future share prices, which are difficult to predict and subject to inherent uncertainties. We do not provide guidance on gain (loss) on debt early conversions as it is based on future conversion requests, future share prices, and interest rates, which are difficult to predict and are subject to inherent uncertainties. We do not provide guidance on forecasted GAAP tax rates as we do not forecast discrete tax items as they are difficult to predict. The provision (benefit) from income taxes, excluding discrete items, is expected to have an immaterial impact to our GAAP EPS. We utilized a projected long-term tax rate in our computation of the non-GAAP income tax provision. For fiscal 2024, we have determined the projected non-GAAP tax rate to be 22.5%. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.
We have not reconciled adjusted, unlevered free cash flow and adjusted, unlevered free cash flow margin guidance to net cash provided by (used in) operating activities because we do not provide guidance on the reconciling items between net cash provided by (used in) operating activities and adjusted, unlevered free cash flow due to the uncertainty regarding, and the potential variability of, these items. Accordingly, a reconciliation of net cash provided by (used in) operating activities to adjusted, unlevered free cash flow and adjusted, unlevered free cash flow margin guidance is not available without unreasonable effort.
Conference Call Details:
•What: RingCentral financial results for the fourth quarter and fiscal year 2023 and outlook for the first quarter and fiscal year 2024.
•When: February 20, 2024 at 2:00 PM PT (5:00 PM ET).
•Dial-in: 1-888-349-0093 from the United States; 1-412-317-5201 internationally
•Webcast: RingCentral Q4 2023 Earnings Webcast (live and replay).
•Replay: Following the completion of the call through 11:59 PM Eastern Time on February 27, 2024, a telephone replay will also be available by dialing 1-844-512-2921 from the United States or 1-412-317-6671 internationally with recording access code 10185977.
Investor Presentation Details
An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.
About RingCentral
RingCentral is a leading provider of AI-driven cloud business communications, contact center, video and hybrid event solutions. RingCentral empowers businesses with conversation intelligence, and unlocks rich customer and employee interactions to provide insights and improved business outcomes. With decades of expertise in reliable and secure cloud communications, RingCentral has earned the trust of millions of customers and thousands of partners worldwide. Visit ringcentral.com to learn more.
©2024 RingCentral, Inc. All rights reserved. RingCentral, RingSense, RingCX, RingCentral Events, and the RingCentral logo are trademarks of RingCentral, Inc.
Forward-Looking Statements
This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, the results of the pace of our innovation and our partner networks, our expectations regarding our profitability and our non-GAAP adjusted, unlevered free cash flow, our estimates and expectations regarding third parties, and our ability to execute and lead in the UCaaS digital transformation market, our expectations around the demand for our products and the growth of the markets in which we compete. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: our ability to realize the anticipated benefits of our strategic relationships; our expectations regarding our strategic acquisitions, including acquisition of select assets from Hopin; our ability to grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services, including RingCentral MVP™, and RingCentral Video®; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with resellers, carriers, channel partners and strategic partners; our ability to successfully and timely integrate, and realize the benefits of any significant acquisition we may make; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our most recent Form 10-Q filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time.
All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
Non-GAAP Financial Measures
Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP adjusted, unlevered free cash flow, Non-GAAP adjusted, unlevered free cash flow margin, and constant currency revenue. Non-GAAP subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP income (loss) from operations is defined as GAAP income (loss) from operations excluding share-based compensation which includes related employer payroll taxes, amortization of acquisition intangibles, asset write-down charges, third-party relocation costs tied to the conflict between Russia and Ukraine and other costs including acquisition-related transaction costs and retention payments, certain litigation-related costs, net impact of amended agreements with strategic partners, and restructuring costs. Non-GAAP operating margin is defined as Non-GAAP income (loss) from operations divided by total GAAP revenue. Non-GAAP adjusted EBITDA is defined as Non-GAAP income (loss) from operations excluding depreciation and amortization. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation which includes related employer payroll taxes, amortization of acquisition intangibles, asset write-down charges, third-party relocation costs tied to the conflict between Russia and Ukraine and other costs including acquisition-related transaction costs and retention payments, certain litigation-related costs, net impact of amended agreements with strategic partners, restructuring costs, non-cash interest expense associated with amortization of debt discount and issuance costs related to our long term debt, loss (gain) associated with investments, loss (gain) on early extinguishment of debt, intercompany remeasurement gains or losses, and the related income tax effect of these adjustments.
Non-GAAP diluted shares outstanding include the impact on shares used in per share calculations of our outstanding capped call transactions. Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes and therefore are included in the calculations of non-GAAP diluted shares outstanding.
Non-GAAP adjusted, unlevered free cash flow is defined as GAAP net cash provided by (used in) operating activities adjusted for capital expenditures including purchases of property and equipment and capitalized internal-use software, strategic partnerships, restructuring and other non-recurring payments, and cash paid for interest. We believe information regarding adjusted, unlevered free cash flow provides useful information to investors in understanding and evaluating the strength of liquidity and available cash. Non-GAAP adjusted, unlevered free cash flow margin is defined as Non-GAAP adjusted, unlevered free cash flow divided by total GAAP revenues.

We have included Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP adjusted, unlevered free cash flow, Non-GAAP adjusted, unlevered free cash flow margin, and constant currency revenue in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses and cash flow items in calculating Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP adjusted, unlevered free cash flow, Non-GAAP adjusted, and unlevered free cash flow margin provide useful measure for period-to-period comparisons of our business.
The Company has provided certain revenue-related information adjusted for constant currency to provide a framework for assessing how the Company's underlying business performed excluding the effect of foreign currency rate fluctuations. To present this information, current period results in currencies other than United States dollars are converted into United States dollars at the average exchange rate prevailing for the quarter being compared to for growth rate calculations presented, rather than the actual exchange rates in effect during that period.
Although Non-GAAP subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP income (loss) from operations, Non-GAAP adjusted EBITDA, Non-GAAP net income (loss), Non-GAAP net income (loss) per diluted share, Non-GAAP adjusted, unlevered free cash flow, Non-GAAP adjusted, unlevered free cash flow margin, and constant currency revenue are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.
Reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.
Other Measures
Our reported results also include our annualized exit monthly recurring subscriptions, mid-market and enterprise annualized exit monthly recurring subscriptions, enterprise annualized exit monthly recurring subscriptions and net monthly subscriptions dollar retention rate. We define our annualized exit monthly recurring subscriptions as our monthly recurring subscriptions multiplied by 12. Our monthly recurring subscriptions equal the monthly value of all customer recurring charges contracted at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We calculate mid-market and enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $25,000 or more in annual recurring revenue are included. We calculate enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $100,000 or more in annual recurring revenue are included. We define our Net Monthly Subscription Dollar Retention Rate as (i) one plus (ii) the quotient of Dollar Net Change divided by Average Monthly Recurring Subscriptions. We calculate dollar net change as the quotient of (i) the difference of our monthly recurring subscriptions at the end of a period minus our monthly recurring subscriptions at the beginning of a period minus our monthly recurring subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our average monthly recurring subscriptions as the average of the monthly recurring subscriptions at the beginning and end of the measurement period.

Investor Relations Contact:
Will Wong, RingCentral
650-450-4826

ir@ringcentral.com

Media Contact:
Mariana Leventis, RingCentral
650-562-6545
Mariana.Leventis@ringcentral.com

TABLE 1
RINGCENTRAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$222,195	$269,984
Accounts receivable, net	364,438	311,318
Deferred and prepaid sales commission costs	184,620	158,865
Prepaid expenses and other current assets	77,396	55,849
Total current assets	848,649	796,016
Property and equipment, net	184,390	185,400
Operating lease right-of-use assets	42,989	35,433
Deferred and prepaid sales commission costs, non-current	395,724	438,579
Goodwill	67,370	54,335
Acquired intangibles, net	393,767	528,051
Other assets	12,024	35,848
Total assets	$1,944,913	$2,073,662
Liabilities, Temporary Equity, and Stockholders’ Deficit
Current liabilities
Accounts payable	$53,295	$62,721
Accrued liabilities	325,632	380,113
Current portion of long-term debt, net	20,000	—
Deferred revenue	233,619	209,725
Total current liabilities	632,546	652,559
Long-term debt, net	1,525,482	1,638,411
Operating lease liabilities	28,178	20,182
Other long-term liabilities	61,827	45,848
Total liabilities	2,248,033	2,357,000

Temporary equity
Series A convertible preferred stock	199,449	199,449

Stockholders’ deficit
Common stock	9	10
Additional paid-in capital	1,204,781	1,059,880
Accumulated other comprehensive loss	(8,223)	(8,781)
Accumulated deficit	(1,699,136)	(1,533,896)
Total stockholders’ deficit	$(502,569)	$(482,787)
Total liabilities, temporary equity and stockholders’ deficit	$1,944,913	$2,073,662

TABLE 2
RINGCENTRAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Subscriptions	$547,373	$501,616	$2,100,329	$1,887,756
Other	23,898	23,130	102,100	100,574
Total revenues	571,271	524,746	2,202,429	1,988,330
Cost of revenues
Subscriptions	143,386	136,015	557,050	531,098
Other	26,838	24,578	107,241	110,633
Total cost of revenues	170,224	160,593	664,291	641,731
Gross profit	401,047	364,153	1,538,138	1,346,599
Operating expenses
Research and development	84,886	88,764	335,851	362,256
Sales and marketing	272,628	275,464	1,068,050	1,057,231
General and administrative	88,576	75,088	333,048	292,898
Asset write-down charges	—	180,447	—	283,689
Total operating expenses	446,090	619,763	1,736,949	1,996,074
Loss from operations	(45,043)	(255,610)	(198,811)	(649,475)
Other income (expense), net
Interest expense	(16,505)	(1,194)	(35,997)	(4,807)
Other income (expense)	16,442	(25,046)	77,963	(219,771)
Other income (expense), net	(63)	(26,240)	41,966	(224,578)
Loss before income taxes	(45,106)	(281,850)	(156,845)	(874,053)
Provision for income taxes	2,137	2,213	8,395	5,113
Net loss	$(47,243)	$(284,063)	$(165,240)	$(879,166)
Net loss per common share
Basic and diluted	$(0.50)	$(2.97)	$(1.74)	$(9.23)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	94,018	95,663	94,912	95,239

TABLE 3
RINGCENTRAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(165,240)	$(879,166)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	233,940	246,561
Share-based compensation	426,679	386,009
Unrealized loss on investments	1,506	203,483
Asset write-down and other charges	—	305,351
Amortization of deferred and prepaid sales commission costs	138,134	115,184
Amortization of debt discount and issuance costs	4,566	4,468
Gain on early extinguishment of debt	(53,400)	—
Reduction of operating lease right-of-use assets	20,469	19,907
Provision for bad debt	6,852	9,367
Other	1,486	4,327
Changes in assets and liabilities:
Accounts receivable	(57,819)	(87,843)
Deferred and prepaid sales commission costs	(156,734)	(235,869)
Prepaid expenses and other assets	14,492	3,812
Accounts payable	(21,213)	(6,166)
Accrued and other liabilities	9,101	89,473
Deferred revenue	17,681	33,275
Operating lease liabilities	(20,838)	(20,868)
Net cash provided by operating activities	399,662	191,305
Cash flows from investing activities
Purchases of property and equipment	(23,513)	(32,713)
Capitalized internal-use software	(52,227)	(53,730)
Cash paid for business combination, net of cash acquired	(14,709)	—
Purchases of intangible assets and long-term investments	—	(3,990)
Proceeds from sale of marketable equity investments	—	3,223
Net cash used in investing activities	(90,449)	(87,210)
Cash flows from financing activities
Proceeds from issuance of stock in connection with stock plans	16,687	15,855
Payments for taxes related to net share settlement of equity awards	(9,062)	(7,598)
Payments for repurchase of common stock	(311,088)	(99,793)
Proceeds from issuance of long-term debt, net of issuance costs	785,749	—
Payments for the repurchase of convertible notes	(820,960)	—
Repayments of principal on term loan	(10,000)	—
Repayment of financing obligations	(5,777)	(4,815)
Payment for contingent consideration	(3,567)	(1,867)
Net cash used in financing activities	(358,018)	(98,218)
Effect of exchange rate changes	1,016	(3,055)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(47,789)	2,822
Cash, cash equivalents, and restricted cash
Beginning of year	269,984	267,162
End of year	$222,195	$269,984

TABLE 4
RINGCENTRAL, INC.
RECONCILIATION OF OPERATING INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues
Subscriptions	$547,373	$501,616	$2,100,329	$1,887,756
Other	23,898	23,130	102,100	100,574
Total revenues	571,271	524,746	2,202,429	1,988,330
Cost of revenues reconciliation
GAAP Subscriptions cost of revenues	143,386	136,015	557,050	531,098
Share-based compensation	(7,206)	(6,381)	(28,302)	(26,802)
Amortization of acquisition intangibles	(37,136)	(42,196)	(147,460)	(170,805)
Third-party relocation and other costs	(31)	(16)	(136)	(1,245)
Restructuring costs	(181)	(205)	(818)	(457)
Non-GAAP Subscriptions cost of revenues	98,832	87,217	380,334	331,789

GAAP Other cost of revenues	26,838	24,578	107,241	110,633
Share-based compensation	(2,374)	(1,890)	(9,266)	(8,595)
Amortization of acquisition intangibles	(22)	(22)	(88)	(76)
Restructuring costs	—	—	(58)	—
Non-GAAP Other cost of revenues	24,442	22,666	97,829	101,962
Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	81.9%	82.6%	81.9%	82.4%
Non-GAAP Other	(2.3)%	2.0%	4.2%	(1.4)%
Non-GAAP Gross profit	78.4%	79.1%	78.3%	78.2%
Operating expenses reconciliation
GAAP Research and development	84,886	88,764	335,851	362,256
Share-based compensation	(23,869)	(20,697)	(95,673)	(90,961)
Third-party relocation and other costs	(899)	(1,427)	(5,863)	(18,987)
Restructuring costs	(176)	(2,599)	(4,457)	(5,321)
Non-GAAP Research and development	59,942	64,041	229,858	246,987
As a % of total revenues non-GAAP	10.5%	12.2%	10.4%	12.4%

GAAP Sales and marketing	272,628	275,464	1,068,050	1,057,231
Share-based compensation	(37,232)	(35,997)	(154,295)	(155,746)
Amortization of acquisition intangibles	(995)	(895)	(3,524)	(3,641)
Third-party relocation and other costs	(14)	(66)	(115)	(121)
Restructuring costs	(3,665)	(6,662)	(8,758)	(9,695)
Non-GAAP Sales and marketing	230,722	231,844	901,358	888,028
As a % of total revenues non-GAAP	40.4%	44.2%	40.9%	44.7%

GAAP General and administrative	88,576	75,088	333,048	292,898
Share-based compensation	(42,692)	(28,231)	(146,550)	(112,740)
Third-party relocation and other costs	(2,094)	(396)	(7,411)	(3,770)
Restructuring costs	(3,421)	(888)	(6,277)	(2,711)
Non-GAAP General and administrative	40,369	45,573	172,810	173,677
As a % of total revenues non-GAAP	7.1%	8.7%	7.8%	8.7%

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Income (loss) from operations reconciliation
GAAP loss from operations	(45,043)	(255,610)	(198,811)	(649,475)
Share-based compensation	113,373	93,196	434,086	394,844
Amortization of acquisition intangibles	38,153	43,113	151,072	174,522
Asset write-down charge	—	180,447	—	283,689
Third-party relocation and other costs	3,038	1,905	13,525	24,123
Restructuring costs	7,443	10,354	20,368	18,184
Non-GAAP Income from operations	116,964	73,405	420,240	245,887
Non-GAAP Operating margin	20.5%	14.0%	19.1%	12.4%

Depreciation and amortization	21,063	19,282	82,868	72,039
Non-GAAP Adjusted EBITDA	138,027	92,687	503,108	317,926
As a % of total revenues non-GAAP	24.2%	17.7%	22.8%	16.0%

TABLE 5
RINGCENTRAL, INC.
RECONCILIATION OF NET INCOME (LOSS)
GAAP MEASURES TO NON-GAAP MEASURES
(In thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss) income reconciliation
GAAP net loss	$(47,243)	$(284,063)	$(165,240)	$(879,166)
Share-based compensation	113,373	93,196	434,086	394,844
Amortization of acquisition intangibles	38,153	43,113	151,072	174,522
Asset write-down charge	—	180,447	—	283,689
Third-party relocation and other costs, net	3,038	1,905	3,016	24,109
Restructuring costs	7,443	10,354	20,368	18,184
Amortization of debt discount and issuance costs	1,101	1,118	4,566	4,468
Loss associated with investments	—	27,265	1,745	221,345
Gain on early extinguishment of debt	(10,510)	—	(53,401)	—
Intercompany remeasurement gain	(428)	(639)	(1,645)	(120)
Income tax expense effects	(21,952)	(14,641)	(82,271)	(50,459)
Non-GAAP net income	$82,975	$58,055	$312,296	$191,416
Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net income (loss) per common share:
Weighted average number of shares used in computing basic net loss per share	94,018	95,663	94,912	95,239
Effect of dilutive securities	1,989	1,005	1,714	984
Non-GAAP weighted average shares used in computing non-GAAP diluted net income per share	96,007	96,668	96,626	96,223

Diluted net (loss) income per share
GAAP net loss per share	$(0.50)	$(2.97)	$(1.74)	$(9.23)
Non-GAAP net income per share	$0.86	$0.60	$3.23	$1.99

TABLE 6
RINGCENTRAL, INC.
RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES
GAAP MEASURES TO NON-GAAP ADJUSTED, UNLEVERED FREE CASH FLOW MEASURES
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$113,844	$39,372	$399,662	$191,305
Less:
Capitalized expenditures	(19,984)	(22,977)	(75,740)	(86,443)
Strategic partnerships	(17,000)	(30,000)	(50,250)	(30,000)
Add:
Restructuring and other payments	13,642	13,892	35,102	28,010
Cash paid for interest, net of interest rate swap	6,463	75	16,629	347
Non-GAAP adjusted, unlevered free cash flow	$96,965	$362	$325,403	$103,219
Non-GAAP adjusted, unlevered free cash flow margin	17.0%	0.1%	14.8%	5.2%

TABLE 7
RINGCENTRAL, INC.
RECONCILIATION OF FORECASTED OPERATING MARGIN
GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited, in millions)

	Q1 2024		FY 2024
	Low Range	High Range	Low Range	High Range
GAAP revenues	575.0	580.0	2,370.0	2,395.0

GAAP loss from operations	(29.9)	(24.9)	(39.3)	(22.1)
GAAP operating margin	(5.2%)	(4.3%)	(1.7%)	(0.9%)
Share-based compensation	100.0	98.0	390.0	380.0
Amortization of acquired intangibles	35.0	35.0	140.0	140.0
Restructuring costs	7.0	5.0	7.0	5.0
Non-GAAP income from operations	112.1	113.1	497.7	503.0
Non-GAAP operating margin	19.5%	19.5%	21.0%	21.0%